Exhibit 99.1

News Release

Sunoco, Inc
1801 Market Street
Philadelphia, Pa. 19103-1699

For further information contact	For release: 8 a.m. October 21, 2004
Jerry Davis (media) 215-977-6298
Terry Delaney (investors) 215-977-6106

No. 4020

SUNOCO REPORTS THIRD QUARTER RESULTS

PHILADELPHIA, October 21, 2004 — Sunoco, Inc. (NYSE: SUN) today reported net income of $104 million ($1.39 per share diluted) for the third quarter of 2004 versus $109 million ($1.40 per share diluted) for the 2003 third quarter. Excluding special items, income for the current quarter was $125 million ($1.67 per share diluted) compared to $124 million ($1.59 per share diluted) for the 2003 third quarter.

For the first nine months of 2004, Sunoco reported net income of $427 million ($5.63 per share diluted) versus net income of $276 million ($3.56 per share diluted) for the 2003 nine-month period. Excluding special items, Sunoco’s income for the first nine months of 2004 was $452 million ($5.96 per share diluted) versus $291 million ($3.75 per share diluted) for the first nine months of 2003.

“Results for the Company continued to be strong, with good contributions from each of our businesses this quarter,” said John G. Drosdick, Sunoco Chairman and Chief Executive Officer. “We have achieved a record level of earnings during the first nine months of 2004 and the market fundamentals for our businesses continue to be very favorable.

“Our Refining and Supply business again led the way with earnings of $89 million despite significant scheduled maintenance activity during the quarter. Margins, particularly for petrochemical feedstocks and for premium gasoline and distillate products, such as low-sulfur diesel and jet fuel, were strong and operating performance across our system continued to be excellent. Excluding planned September maintenance activity in the Northeast Refining System, which reduced total production by approximately five million barrels, our refining system utilization was near capacity levels for the quarter. With no major additional refinery maintenance scheduled this year, we are well-positioned for the upcoming winter-time product demand.

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SUNOCO 3Q04 EARNINGS, PAGE 2

“Also contributing significantly to our third quarter results was our Chemicals business, which earned $30 million for the quarter. Year-on-year results for this business have improved for the past six consecutive quarters and this period’s results reflect a new quarterly record for Chemicals. With feedstock costs continuing at record high levels, the much improved results are due to substantial sales price increases for our phenol and polypropylene products and reflect the progressively tightening supply and demand for these products. We expect this cyclical recovery to continue.”

Commenting further on the Company’s results, Drosdick said, “Our other businesses also achieved solid results for the quarter. Retail Marketing earned $19 million, a good result considering the run-up in crude oil and wholesale gasoline prices during the quarter. Hurricane activity also negatively impacted results in our Southeast U.S. retail network. Coke and Logistics earned $12 million and $9 million, respectively, in the quarter.

“We also continued our share repurchase activity, repurchasing over 2.6 million shares ($171 million) of Sunoco common stock during the quarter. Year-to-date, we have repurchased 3.7 million shares ($236 million) and have reduced total shares outstanding to 73.1 million. In September, our Board of Directors approved an additional $500 million of share repurchase authorization, providing ample authority to continue this program which we believe to be an important element of our strategy to increase shareholder value.

“During the quarter, we also issued $250 million of 10-year, 4-7/8 percent notes and repurchased approximately $350 million of various higher-interest-rate debt issues. Annual net interest expense is expected to decline approximately $15 million pretax as a result of these activities. We ended the quarter with $293 million of cash and a net debt-to-capital ratio, as defined in our revolving credit agreement, of 38 percent. With our strong balance sheet and a favorable market outlook for our businesses, we should have the financial capacity to continue to pursue disciplined growth across our portfolio while returning cash to our shareholders. This remains core to our success and strategy to increase shareholder value.”

DETAILS OF THIRD QUARTER RESULTS

REFINING AND SUPPLY

Refining and Supply earned $89 million in the current quarter versus $98 million in the third quarter of 2003. Excluding results from the Eagle Point refinery, the decrease was largely due to lower realized margins, increased planned maintenance in the Northeast Refining Complex and higher expenses, including fuel, depreciation and employee-related charges. Partially offsetting these factors was a $30 million income contribution from the Eagle Point facility acquired in January 2004.

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SUNOCO 3Q04 EARNINGS, PAGE 3

Total crude unit throughput averaged 827.4 thousand barrels daily (93 percent utilization) for the quarter, with total production available for sale approximating 80 million barrels. Scheduled maintenance activity reduced crude unit utilization by six percent for the quarter and reduced total production by approximately five million barrels.

RETAIL MARKETING

Retail Marketing earned $19 million in the third quarter of 2004 versus $20 million in the third quarter of 2003. Current quarter results include $5 million of earnings from retail sites acquired from ConocoPhillips in April 2004. However, lower distillate margins, lower gasoline volumes (excluding the ConocoPhillips sites) and the impact of hurricane activity on our Southeast U.S. retail network (estimated at $2 million after tax) reduced results versus the prior-year period. Gasoline margins across our retail portfolio averaged ten cents per gallon for the quarter.

CHEMICALS

Chemicals earned $30 million in the third quarter of 2004 versus $21 million in the prior-year period. Average margins were 11.4 cents per pound, up almost one cent per pound versus the prior-year quarter and 1.7 cents per pound versus the second quarter of 2004. Margins for both phenol and polypropylene products improved during the quarter due to increased sales prices throughout the product channels. Despite the higher prices, sales volumes increased over four percent versus the second quarter of 2004.

LOGISTICS

Earnings for the Logistics segment were $9 million for both third quarter periods.

COKE

The Coke business earned $12 million in the third quarter of 2004 versus $11 million in the third quarter of 2003. The increase was due primarily to a favorable litigation settlement during the current quarter.

CORPORATE AND OTHER

Corporate administrative expenses were $15 million after tax in the current quarter versus $10 million in the comparable quarter last year. The increase was largely due to higher employee-related expenses, including accruals associated with cash and stock-based compensation.

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SUNOCO 3Q04 EARNINGS, PAGE 4

Net financing expenses were $19 million after tax in the third quarter of 2004 versus $25 million in the prior-year quarter. The decline was due, in part, to increased capitalized interest and lower expense attributable to the preferential return of third-party investors in Sunoco’s cokemaking operations. Lower long-term debt expense and higher portfolio interest income also contributed to lower net financing expenses compared to the year-ago quarter.

SPECIAL ITEMS

Net income for the third quarter of 2004 included a net after-tax charge of $21 million consisting of:

•	a $34 million after-tax loss from the early extinguishment of debt;

•	an $8 million after-tax loss recognized in connection with the sale of the Company’s one-third interest in the Belvieu Environmental Fuels (“BEF”) MTBE joint venture; gross proceeds of $15 million were received from the sale;

•	an $18 million after-tax gain due to an income tax settlement; and

•	a $3 million after-tax gain associated with sites divested as part of a Retail Marketing portfolio management program; gross proceeds of $11 million were received from such sales during the quarter.

Net income for the third quarter of 2003 included a $15 million after-tax charge related to the write-down of the BEF MTBE production facility to its estimated fair value at that time.

NINE MONTH RESULTS

Sunoco earned $427 million for the first nine months of 2004 versus $276 million in the comparable 2003 period. The increase is primarily due to significantly higher wholesale fuel margins, higher chemical margins, and added income from acquisitions, including the Eagle Point refinery, Speedway and ConocoPhillips retail gasoline sites and the 2003 propylene supply agreement with Equistar Chemicals, L.P. The increase was partially offset by lower retail gasoline margins, higher expenses and a higher effective income tax rate.

Sunoco, Inc., headquartered in Philadelphia, PA, is a leading manufacturer and marketer of petroleum and petrochemical products. With 890,000 barrels per day of refining capacity, over 4,800 retail sites selling gasoline and convenience items, over 4,500 miles of crude oil and refined product owned and operated pipelines and 37 product terminals, Sunoco is one of the largest independent refiner-marketers in the United States. Sunoco is a significant manufacturer of petrochemicals with annual sales of approximately five billion pounds, largely chemical intermediates used to make fibers, plastics, film and resins. Utilizing a unique, patented technology, Sunoco also manufactures approximately two million tons annually of high-quality metallurgical-grade coke for use in the steel industry.

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Anyone interested in obtaining further insights into this quarter’s results can monitor the Company’s quarterly teleconference call, which is scheduled for 3:00 p.m. ET today (October 21, 2004). It can be accessed through Sunoco’s Web site - www.SunocoInc.com. It is suggested that you visit the site prior to the teleconference to ensure that you have downloaded any necessary software.

Those statements made in this release that are not historical facts are forward-looking statements intended to be covered by the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Sunoco believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect Sunoco’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: general business and economic conditions; competitive products and pricing; changes in refining, chemical and other product margins; variation in petroleum-based commodity prices and availability of crude oil supply or transportation; fluctuations in supply of feedstocks and demand for products manufactured; changes in product specifications; availability and pricing of oxygenates; phase-outs or restrictions on the use of MTBE; changes in operating conditions and costs; changes in the expected level of environmental capital, operating or remediation expenditures; age of, and changes in, the reliability and efficiency of the Company’s or a third party’s operating facilities; potential equipment malfunction; potential labor relations problems; the legislative and regulatory environment; ability to identify acquisitions under favorable terms and integrate them into the Company’s existing businesses; ability to enter into joint ventures and other arrangements with favorable terms; plant construction/repair delays; nonperformance by major customers, suppliers or other business partners; changes in financial markets impacting pension expense and funding requirements; political and economic conditions, including the impact of potential terrorist acts and international hostilities; and changes in the status of, or initiation of new, litigation. These and other applicable risks and uncertainties have been described more fully in Sunoco’s Second Quarter 2004 Form 10-Q filed with the Securities and Exchange Commission on August 5, 2004 and in other periodic reports filed with the Securities and Exchange Commission. Sunoco undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

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SUNOCO 3Q04 EARNINGS, PAGE 6

Sunoco, Inc.

2004 Third Quarter and Nine-Month Financial Summary

(Unaudited)

Third Quarter	2004	2003
Revenues	$6,558,000,000	$4,620,000,000	*
Net Income	$104,000,000	$109,000,000
Net Income Per Share of Common Stock:
Basic	$1.40	$1.41
Diluted	$1.39	$1.40
Weighted Average Number of Shares Outstanding (In Millions):
Basic	74.2	77.1
Diluted	75.0	78.0

Nine Months
Revenues	$18,079,000,000	$13,420,000,000	*
Net Income	$427,000,000	$276,000,000
Net Income Per Share of Common Stock:
Basic	$5.69	$3.59
Diluted	$5.63	$3.56
Weighted Average Number of Shares Outstanding (In Millions):
Basic	75.1	76.8
Diluted	75.9	77.6

*	Restated to reflect the consolidation of the Epsilon Products Company, LLC polypropylene joint venture, effective January 1, 2003, in connection with the adoption of FASB Interpretation No. 46, “Consolidation of Variable Interest Entities,” in the first quarter of 2004.

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Sunoco, Inc.

Earnings Profile of Sunoco Businesses (after tax)

(Millions of Dollars)

(Unaudited)

	Three Months Ended September 30
	2004	2003	Variance
Refining and Supply	$89	$98	$(9)
Retail Marketing	19	20	(1)
Chemicals	30	21	9
Logistics	9	9	—
Coke	12	11	1
Corporate and Other:
Corporate expenses	(15)	(10)	(5)
Net financing expenses and other	(19)	(25)	6

	125	124	1
Special items	(21)	(15)	(6)

Consolidated net income	$104	$109	$(5)

Earnings (loss) per share of common stock (diluted):
Income before special items	$1.67	$1.59	$.08
Special items	(.28)	(.19)	(.09)

Net income	$1.39	$1.40	$(.01)

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SUNOCO 3Q04 EARNINGS, PAGE 8

Sunoco, Inc.

Earnings Profile of Sunoco Businesses (after tax)

(Millions of Dollars)

(Unaudited)

	Nine Months Ended September 30
	2004	2003	Variance
Refining and Supply	$406	$241	$165
Retail Marketing	39	66	(27)
Chemicals	54	27	27
Logistics	26	29	(3)
Coke	30	32	(2)
Corporate and Other:
Corporate expenses	(40)	(29)	(11)
Net financing expenses and other	(63)	(75)	12

	452	291	161
Special items	(25)	(15)	(10)

Consolidated net income	$427	$276	$151

Earnings (loss) per share of common stock (diluted):
Income before special items	$5.96	$3.75	$2.21
Special items	(.33)	(.19)	(.14)

Net income	$5.63	$3.56	$2.07

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SUNOCO 3Q04 EARNINGS, PAGE 9

Sunoco, Inc.

Financial and Operating Statistics (Unaudited)

Commencing in the first quarter of 2004, certain revisions have been made to Sunoco’s Financial and Operating Statistics presented below. In Refining and Supply, operating data is now provided for the MidContinent Refining Complex (previously, separate data had been provided for the Toledo and Tulsa refineries). Also, the Chemicals margin and volume data as well as certain other financial information reflect the impact of consolidating the Epsilon Products Company, LLC polypropylene joint venture in connection with the adoption of FASB Interpretation No. 46. The polypropylene margin information also now includes the impact of a long-term supply contract entered into on March 31, 2003 with Equistar Chemicals, L.P. and the cost of additives. Prior-period amounts have been restated to conform to the 2004 presentation.

	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2004	2003	2004	2003
TOTAL REFINING AND SUPPLY
Income (Millions of Dollars)	$89	$98	$406	$241
Realized Wholesale Margin* (Per Barrel of Production Available for Sale)	$5.43	$5.36	$6.26	$5.00
Crude Inputs as Percent of Crude Unit Rated Capacity**	93	100	96	98
Throughputs*** (Thousand Barrels Daily):
Crude Oil	827.4	727.2	846.3	718.1
Other Feedstocks	57.7	50.5	60.1	53.1

Total Throughputs	885.1	777.7	906.4	771.2

Products Manufactured*** (Thousand Barrels Daily):
Gasoline	429.6	388.9	440.0	374.3
Middle Distillates	288.4	236.0	293.5	238.1
Residual Fuel	63.6	64.7	72.8	63.0
Petrochemicals	37.8	29.7	37.2	28.1
Lubricants	13.8	13.9	14.0	13.7
Other	83.6	74.5	83.1	83.7

Total Production	916.8	807.7	940.6	800.9
Less: Production Used as Fuel in Refinery Operations	45.1	38.1	46.3	37.9

Total Production Available for Sale	871.7	769.6	894.3	763.0

*	Wholesale sales revenue less cost of crude oil, other feedstocks, product purchases and related terminalling and transportation divided by production available for sale.

**	In January 2004, crude unit capacity increased from 730 to 890 thousands of barrels daily. This change reflects the acquisition of the 150 thousand barrels-per-day Eagle Point refinery effective January 13, 2004 and a 10 thousand barrels-per-day adjustment at the Toledo refinery reflecting the increased reliability and enhanced operations at this facility in recent years. The calculation of the crude inputs as a percent of crude unit rated capacity for the nine months ended September 30, 2004 includes the Eagle Point refinery, effective January 13, 2004.

***	Data pertaining to the Eagle Point refinery for the nine months ended September 30, 2004 are included based on the amounts attributable to the 262-day ownership period (January 13, 2004 – September 30, 2004) divided by 274 days.

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SUNOCO 3Q04 EARNINGS, PAGE 10

Sunoco, Inc.

Financial and Operating Statistics (Unaudited)

	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2004	2003	2004	2003
Northeast Refining Complex*
Realized Wholesale Margin (Per Barrel of Production Available for Sale)	$5.09	$4.81	$6.11	$4.96
Market Benchmark 6-3-2-1 (Per Barrel)	$4.58	$5.58	$6.46	$5.99
Crude Inputs as Percent of Crude Unit Rated Capacity**	91	99	97	98
Throughputs*** (Thousand Barrels Daily):
Crude Oil	597.5	499.2	629.2	493.4
Other Feedstocks	51.8	44.4	54.2	46.5

Total Throughputs	649.3	543.6	683.4	539.9

Products Manufactured*** (Thousand Barrels Daily):
Gasoline	310.6	266.2	326.6	262.3
Middle Distillates	215.8	173.5	228.0	171.7
Residual Fuel	59.7	60.5	69.0	58.9
Petrochemicals	29.7	21.4	30.6	20.8
Other	54.7	41.3	53.9	46.7

Total Production	670.5	562.9	708.1	560.4
Less: Production Used as Fuel in Refinery Operations	34.1	26.6	35.9	26.9

Total Production Available for Sale	636.4	536.3	672.2	533.5

*	Comprised of the Marcus Hook, Philadelphia and Eagle Point refineries.

**	On January 13, 2004, crude unit capacity increased from 505 to 655 thousands of barrels daily as a result of the Eagle Point refinery acquisition. The calculation of the crude inputs as a percent of crude unit rated capacity for the nine months ended September 30, 2004 includes the Eagle Point refinery, effective January 13, 2004.

***	Data pertaining to the Eagle Point refinery for the nine months ended September 30, 2004 are included based on the amounts attributable to the 262-day period subsequent to the acquisition date divided by 274 days.

MidContinent Refining Complex*
Realized Wholesale Margin (Per Barrel of Production Available for Sale)	$6.36	$6.65	$6.70	$5.09
Market Benchmark 3-2-1 (Per Barrel)	$6.91	$7.39	$7.88	$6.43
Crude Inputs as Percent of Crude Unit Rated Capacity**	98	101	92	100
Throughputs (Thousand Barrels Daily):
Crude Oil	229.9	228.0	217.1	224.7
Other Feedstocks	5.9	6.1	5.9	6.6

Total Throughputs	235.8	234.1	223.0	231.3

*	Comprised of the Toledo and Tulsa refineries.

**	Effective January 1, 2004, crude unit capacity increased from 225 to 235 thousands of barrels daily as a result of a 10 thousand barrels-per-day adjustment at the Toledo refinery.

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SUNOCO 3Q04 EARNINGS, PAGE 11

Sunoco, Inc.

Financial and Operating Statistics (Unaudited)

	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2004	2003	2004	2003
MidContinent Refining Complex (continued)
Products Manufactured (Thousand Barrels Daily):
Gasoline	119.0	122.7	113.4	112.0
Middle Distillates	72.6	62.5	65.5	66.4
Residual Fuel	3.9	4.2	3.8	4.1
Petrochemicals	8.1	8.3	6.6	7.3
Lubricants	13.8	13.9	14.0	13.7
Other	28.9	33.2	29.2	37.0

Total Production	246.3	244.8	232.5	240.5
Less: Production Used as Fuel in Refinery Operations	11.0	11.5	10.4	11.0

Total Production Available for Sale	235.3	233.3	222.1	229.5

RETAIL MARKETING
Income (Millions of Dollars)	$19	$20	$39	$66
Retail Margin* (Per Barrel):
Gasoline	$4.24	$4.20	$3.84	$4.21
Middle Distillates	$2.61	$3.25	$4.29	$4.86
Sales of Petroleum Products (Thousand Barrels Daily):
Gasoline	310.5	303.6	296.4	275.1
Middle Distillates	40.5	38.0	41.6	39.9

	351.0	341.6	338.0	315.0

Total Retail Gasoline Outlets, End of Period	4,811	4,518	4,811	4,518
Gasoline and Diesel Throughput per Company Owned or Leased Outlet (M Gal/Site/Month)	137	137	132	124
Convenience Stores:
Total Stores, End of Period	794	842	794	842
Merchandise Sales (M$/Store/Month)	$83	$80	$79	$73
Merchandise Margin (Company Operated) (% of Sales)	26%	24%	25%	24%

*	Retail sales price less wholesale price and related terminalling and transportation costs divided by total sales volumes. The retail sales price is the weighted average price received through the various branded marketing distribution channels.

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SUNOCO 3Q04 EARNINGS, PAGE 12

Sunoco, Inc.

Financial and Operating Statistics (Unaudited)

	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2004	2003	2004	2003
CHEMICALS*
Income (Millions of Dollars)	$30	$21	$54	$27
Margin** (Cents per Pound):
All Products***	11.4	10.5	10.1	9.1
Phenol and Related Products	9.3	8.7	8.7	8.0
Polypropylene***	14.8	13.1	12.4	11.0
Sales (Millions of Pounds):
Phenol and Related Products	684	635	1,946	1,934
Polypropylene#	561	577	1,683	1,660
Plasticizers##	—	155	28	446
Other	48	35	139	123

	1,293	1,402	3,796	4,163

*	Prior-period amounts have been restated to reflect the consolidation of the Epsilon joint venture, effective January 1, 2003, in connection with the adoption of FASB Interpretation No. 46 in the first quarter of 2004.

**	Wholesale sales revenue less cost of feedstocks, product purchases and related terminalling and transportation divided by sales volumes.

***	The polypropylene and all products margins include the impact of a long-term supply contract entered into on March 31, 2003 with Equistar Chemicals, L.P. which is priced on a cost-based formula that includes a fixed discount.

#	Includes amounts attributable to the Bayport facility subsequent to its purchase, effective March 31, 2003.

##	Consists of amounts attributable to the plasticizer business, which was divested in January 2004.

COKE
Income (Millions of Dollars)	$12	$11	$30	$32
Coke Production (Thousands of Tons)	508	517	1,479	1,511
Coke Sales (Thousands of Tons)	509	516	1,482	1,511

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SUNOCO 3Q04 EARNINGS, PAGE 13

Sunoco, Inc.

Financial and Operating Statistics (Unaudited)

	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2004	2003	2004		2003
CAPITAL EXPENDITURES (Millions of Dollars)
Refining and Supply	$155	$60	$303	*	$163
Retail Marketing	25	27	64	**	62	***
Chemicals	10	9	29	*	19	#
Logistics	12	9	44	*	24
Coke	44	1	88		3

	$246	$106	$528		$271

*       Excludes $250 million acquisition from El Paso Corporation of the Eagle Point refinery and related chemical and logistics assets, which includes inventory. The $250 million includes $15 million related to an October 2004 settlement of a dispute with El Paso primarily related to the amount due for inventory purchased in connection with the Eagle Point refinery acquisition. The purchase price is comprised of $190, $40 and $20 million attributable to Refining and Supply, Chemicals and Logistics, respectively.

**     Excludes $181 million acquisition from ConocoPhillips of 340 retail outlets located primarily in Delaware, Maryland, Virginia and Washington, D.C., which includes inventory.

***  Excludes $162 million purchase from a subsidiary of Marathon Ashland Petroleum LLC of 193 retail gasoline sites located primarily in Florida and South Carolina, which includes inventory.

#       Excludes $198 million associated with the formation of a propylene partnership with Equistar Chemicals, L.P. and a related supply contract and the acquisition of Equistar’s Bayport polypropylene facility, which includes inventory.

DEPRECIATION, DEPLETION AND AMORTIZATION (Millions of Dollars)
Refining and Supply	$47	$42	$139		$121
Retail Marketing	28	25	81		73
Chemicals	17	17	51		47
Logistics	8	6	22		20
Coke	3	4	10		10

	$103	$94	$303		$271

BALANCE SHEET INFORMATION (Millions of Dollars)	At September 30 2004	At December 31 2003
Cash and Cash Equivalents	$293	$431
Total Borrowings (including Current Portion)*	$1,489	$1,601
Shareholders’ Equity	$1,741	$1,556

*	At September 30, 2004 and December 31, 2003, includes $136 and $148 million, respectively, attributable to the Epsilon joint venture, which is now consolidated in connection with the adoption of FASB Interpretation No. 46.

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SUNOCO 3Q04 EARNINGS, PAGE 14

Sunoco, Inc.

Earnings Profile of Sunoco Businesses (after tax)

(Millions of Dollars)

(Unaudited)

	2003
	1st	2nd	3rd	4th	Total
Refining and Supply	$93	$50	$98	$20	$261
Retail Marketing	10	36	20	25	91
Chemicals	(4)	10	21	26	53
Logistics	11	9	9	(3)	26
Coke	10	11	11	11	43
Corporate and Other:
Corporate expenses	(9)	(10)	(10)	(11)	(40)
Net financing expenses and other	(25)	(25)	(25)	(24)	(99)

	86	81	124	44	335
Special items	—	—	(15)	(8)	(23)

Consolidated net income	$86	$81	$109	$36	$312

Earnings (loss) per share of common stock (diluted):
Income before special items	$1.12	$1.04	$1.59	$.57	$4.32
Special items	—	—	(.19)	(.10)	(.29)

Net income	$1.12	$1.04	$1.40	$.47	$4.03

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SUNOCO 3Q04 EARNINGS, PAGE 15

Sunoco, Inc.

Earnings Profile of Sunoco Businesses (after tax)

(Millions of Dollars)

(Unaudited)

	2004
	1st	2nd	3rd
Refining and Supply	$100	$217	$89
Retail Marketing	(4)	24	19
Chemicals	12	12	30
Logistics	8	9	9
Coke	9	9	12
Corporate and Other:
Corporate expenses	(12)	(13)	(15)
Net financing expenses and other	(24)	(20)	(19)

	89	238	125
Special items	—	(4)	(21)

Consolidated net income	$89	$234	$104

Earnings (loss) per share of common stock (diluted):
Income before special items	$1.17	$3.12	$1.67
Special items	—	(.05)	(.28)

Net income	$1.17	$3.07	$1.39

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SUNOCO 3Q04 EARNINGS, PAGE 16

Sunoco, Inc.

Consolidated Statements of Income

(Millions of Dollars)

(Unaudited)

	2003*
	1st	2nd	3rd	4th	Total
REVENUES
Sales and other operating revenue (including consumer excise taxes)	$4,589	$4,189	$4,630	$4,561	$17,969
Interest income	2	2	1	2	7
Other income (loss), net	5	13	(11)	33	40

	4,596	4,204	4,620	4,596	18,016

COSTS AND EXPENSES
Cost of products sold and operating expenses	3,722	3,261	3,536	3,635	14,154
Consumer excise taxes	437	490	556	516	1,999
Selling, general and administrative expenses	163	180	202	207	752
Depreciation, depletion and amortization	85	92	94	98	369
Payroll, property and other taxes	27	24	30	24	105
Provision for write-down of assets and other matters	—	—	—	28	28
Interest cost and debt expense	29	29	29	30	117
Interest capitalized	(1)	—	(1)	(1)	(3)

	4,462	4,076	4,446	4,537	17,521
Income before income tax expense	134	128	174	59	495
Income tax expense	48	47	65	23	183

Net income	$86	$81	$109	$36	$312

*	Restated to reflect the consolidation of the Epsilon joint venture, effective January 1, 2003, in connection with the adoption of FASB Interpretation No. 46 in the first quarter of 2004.

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SUNOCO 3Q04 EARNINGS, PAGE 17

Sunoco, Inc.

Consolidated Statements of Income

(Millions of Dollars)

(Unaudited)

	2004
	1st	2nd	3rd
REVENUES
Sales and other operating revenue (including consumer excise taxes)	$5,232	$6,265	$6,575
Interest income	2	1	4
Other income (loss), net	11	10	(21)

	5,245	6,276	6,558

COSTS AND EXPENSES
Cost of products sold and operating expenses	4,254	4,949	5,417
Consumer excise taxes	498	571	611
Selling, general and administrative expenses	187	223	203
Depreciation, depletion and amortization	100	100	103
Payroll, property and other taxes	33	28	30
Interest cost and debt expense	29	28	28
Interest capitalized	(1)	(2)	(3)

	5,100	5,897	6,389
Income before income tax expense	145	379	169
Income tax expense	56	145	65

Net income	$89	$234	$104

-END OF SUNOCO 3Q04 EARNINGS REPORT-